Exhibit 10.39

TRAVELERS
STOCK OPTION GRANT NOTIFICATION AND AGREEMENT

(This award must be accepted within 90 days after the Grant Date shown below or it will be forfeited. Refer below to Section 16.)

Participant:	“NAME”	Grant Date:	“GRANT DATE”

Number of Shares:	“GRANTED”	Grant Price:	$ “GRANT PRICE”

Expiration Date:	“EXPIRATION DATE”	Vesting Date:	3 years from Grant Date

1.             Grant of Option. This option is granted pursuant to The Travelers Companies, Inc. Amended and Restated 2004 Stock Incentive Plan, as amended (the “Plan”), by The Travelers Companies, Inc. (the “Company”) to you (the “Participant”) as an employee of the Company or an affiliate of the Company (together, the “Travelers Group”). The Company hereby grants to the Participant as of the Grant Date a non-qualified stock option (the “Option”) to purchase the number of shares set forth above of the Company’s common stock, no par value (“Common Stock”), at an option price per share (the “Grant Price”) set forth above, pursuant to the Plan, as it may be amended from time to time, and subject to the terms, conditions, and restrictions set forth herein, including, without limitation, the conditions set forth in Section 5.

2.             Terms and Conditions. The terms, conditions, and restrictions applicable to the Option are specified in the Plan and this grant notification and agreement, including Exhibits A and B (the “Award Agreement”). The terms, conditions and restrictions in the Plan include, but are not limited to, provisions relating to amendment, vesting, cancellation, and exercise, all of which are hereby incorporated by reference into this Award Agreement to the extent not otherwise set forth herein.

By accepting the Option, the Participant acknowledges receipt of the prospectus dated February 4, 2014 and any applicable prospectus supplements thereto (together, the “Prospectus”) and that he or she has read and understands the Prospectus.

The Participant understands that the Option and all other incentive awards are entirely discretionary and that no right to receive an award exists absent a prior written agreement with the Company to the contrary. The Participant also understands that the value that may be realized, if any, from the Option is contingent, and depends on the future market price of the Common Stock, among other factors. The Participant further confirms his or her understanding that the Option is intended to promote employee retention and stock ownership and to align participants’ interests with those of shareholders. Additionally, the Participant understands that the Option is subject to vesting conditions and will be cancelled if the vesting or other conditions are not satisfied. Thus, the Participant understands that (a) any monetary value assigned to the Option in any communication regarding the Option is contingent, hypothetical, or for illustrative purposes only, and does not express or imply any promise or intent by the Company to deliver, directly or indirectly, any certain or determinable cash value to the Participant; (b) receipt of the Option or any incentive award in the past is neither an indication nor a guarantee that an incentive award of any type or amount will be made in the future, and that absent a written agreement to the contrary, the Company is free to change its practices and policies regarding incentive awards at any time; and (c) vesting may be subject to confirmation and final determination by the Company’s Board of Directors or its Compensation Committee (the “Committee”) that the vesting conditions have been satisfied.

The Participant shall have no rights as a stockholder of the Company with respect to any shares covered by the Option unless and until the Option vests, is properly exercised and shares of Common Stock are issued.

3.             Vesting. The Option shall vest in full and become exercisable on the Vesting Date set forth above, provided the Participant remains continuously employed within the Travelers Group. The Option shall in all events expire on the tenth (10th) anniversary of the Grant Date set forth above. If the Participant has a termination of, or break in, employment prior to exercise or expiration of the Option, the Participant’s rights are determined under the Option Rules of Exhibit A.

4.             Exercise of Option. The Option may be exercised in whole or in part by the Participant after the Vesting Date (or the date provided pursuant to Exhibit A) upon notice to the Company together with provision for payment of the Grant Price and applicable withholding taxes. Such notice shall be given in the manner prescribed by the Company and shall specify the date and method of exercise and the number of shares being exercised. The Participant acknowledges that the laws of the country in which the Participant is working at the time of grant or exercise of the Option (including any rules or regulations governing securities, foreign exchange, tax, or labor matters) or Company accounting or other policies dictated by such country’s political or regulatory climate, may restrict or prohibit any one or more of the stock option exercise methods described in the Prospectus, that such restrictions may apply differently if the Participant is a resident or expatriate employee, and that such restrictions are subject to change at any time. The Committee may suspend the right to exercise the Option during any period for which (a) there is no registration statement under the Securities Act of 1933, as amended, in effect with respect to the shares of Common Stock issuable upon exercise of the Option, or (b) the Committee determines, in its sole discretion, that such suspension would be necessary or advisable in order to comply with the requirements of (i) any applicable federal securities law or rule or regulation thereunder; (ii) any rule of the New York Stock Exchange or other self-regulatory organization; or (iii) any other federal or state law or regulation (an “Option Exercise Suspension”). To the extent the vested and exercisable portion of the Option remains unexercised as of the close of business on the date the Option expires (the Expiration Date or such earlier date that is the last date on which the Option may be exercised under the Option Rules of Exhibit A if the Participant’s employment with the Travelers Group has ended), that portion of the Option will be exercised without any action by the Participant in accordance with Section 7.5 of the Plan if the Fair Market Value of a share of Common Stock on that date is at least $0.01 greater than the Grant Price, the exercise will result in Participant receiving at least one incremental share, and no Option Exercise Suspension is then in effect.

5.             Grant Conditioned on Principles of Employment Agreement.

By entering into this Award Agreement, the Participant shall be deemed to have confirmed his or her agreement to be bound by the Company’s Principles of Employment Agreement in effect on the date immediately preceding the Grant Date (the “POE Agreement”), as published on the Company’s intranet site or previously distributed in hard copy to the Participant. Furthermore, by accepting the Option, the Participant agrees that the POE Agreement shall supersede and replace the form of Principles of Employment Agreement contained or referenced in any Prior Equity Award (as defined below) made by the Company to the Participant, and, accordingly, such Prior Equity Award shall become subject to the terms and conditions of the POE Agreement.

6.             Acceptance of Exhibits A and B. The Participant agrees to be bound by the terms of the Option Rules set forth in Exhibits A and B (“Option Rules”).

7.             Acceptance of and Agreement to Non-Solicitation and Confidentiality Conditions. In consideration for the award of Options under this Award Agreement, the Participant agrees that the Option is conditioned upon Participant’s compliance with the following non-solicitation and confidentiality conditions (the “Non-Solicitation Conditions” and the “Confidentiality Conditions,” respectively):

(a)                                 The Company and the Participant understand, intend and agree that the Non-Solicitation Conditions of this Section 7 are intended to protect the Travelers Group and other participants in the Plan against the Participant soliciting its employees and/or its business during the twelve (12) month period (the “Restricted Period”) following the date of the Participant’s termination of employment with the Travelers Group (whether voluntary or involuntary) as reflected on the Travelers Group’s books and records (the “Termination Date”), while recognizing that after the Termination Date the Participant is still permitted to compete with the Travelers Group subject to the restrictions set forth below. Nothing in this Section 7 is intended to limit any of the Travelers Group’s rights or claims as to any future employer of the Participant.

(b)                                 Non-Solicitation of Employees. The Participant acknowledges that the Travelers Group sustains its operations and the goodwill of its clients, customers, policyholders, producers, agents and brokers (its “Customers”) through its employees. The Travelers Group has made significant investment in its employees and their ability to establish and maintain relationships with each other and with the Travelers Group’s Customers in order to further its operations and cultivate goodwill. The Participant acknowledges that the loss of the Travelers Group’s employees could adversely affect its operations and jeopardize the goodwill that has been established through these employees, and that the Travelers Group therefore has a legitimate interest in preventing the solicitation of its employees. During the Restricted Period, the Participant will not, directly or indirectly, seek to recruit or solicit, attempt to influence or assist, participate in, or promote the solicitation of, or otherwise attempt to adversely affect the employment of any person who was or is employed by the Travelers Group at any time during the last three months of the Participant’s employment or during the Restricted Period. Without limiting the foregoing restriction, the Participant shall not, on behalf of himself or herself or any other person, hire, employ or engage any such person and shall not engage in the aforesaid conduct through a third party for the purpose of colluding to avoid the restrictions in this Section 7. Without limiting the generality of the restrictions under this Section, by way of example, the restrictions under this Section shall prohibit the Participant from (i) interviewing a Travelers Group employee, (ii) communicating in any manner with a Travelers Group employee in connection with a current or future employment opportunity outside of the Travelers Group, (iii) identifying Travelers Group employees to potentially be solicited or hired, (iv) providing information or feedback regarding Travelers Group employees seeking employment with the Participant’s subsequent employer and/or (v) otherwise assisting or participating in the solicitation or hiring of a Travelers Group employee. However, the Non-Solicitation Conditions do not preclude the Participant from directing a third party (including but not limited to employees of his/her subsequent employer or a search firm) to broadly solicit, recruit, and hire individuals, some of whom may be employees of the Travelers Group, provided that the Participant does not direct such third party specifically to target employees of the Travelers Group generally or specific individual employees of the Travelers Group.

(c)                                  Non-Solicitation of Business. The Participant acknowledges that by virtue of his or her employment with the Travelers Group, he or she may have developed relationships with and/or had access to Confidential Information (as defined below) about the Travelers Group’s Customers and is, therefore, capable of significantly and adversely impacting existing relationships that the Travelers Group has with them. The Participant further acknowledges that the Travelers Group has invested in its and the Participant’s relationship with its Customers and the goodwill that has been developed with them and therefore has a legitimate interest in protecting these relationships against solicitation and/or interference by the Participant for a reasonable period of time after the Participant’s employment with the Travelers Group ends. If, after the Termination Date, the Participant accepts a position as an employee, consultant or contractor with a “Competitor” (as defined below), then, during the Restricted Period, the Participant will not, directly or indirectly, solicit, interfere with or attempt to influence any Customer of the Travelers Group to discontinue business with the Travelers Group and/or move existing or future business of the Travelers Group elsewhere. This restriction applies with respect to any business of any current or prospective client, customer or policyholder of the Travelers Group (i) on which the Participant, or anyone reporting directly to him or her, worked or was actively engaged in soliciting or servicing or (ii) about which the Participant gained access to Confidential Information (as defined below) during the Participant’s employment with the Travelers Group. In addition to the foregoing restriction, the Participant agrees not to be personally involved in the negotiation, competition for, solicitation or execution of any individual book roll over(s) or other book of business transfer arrangements involving the transfer of business away from the Travelers Group, at any time during the twenty-four month period following the Termination Date (the “Enhanced Restricted Period”). The Participant may, at any time after the Termination Date, broadly direct a third party (including but not limited to employees of his/her subsequent employer) to negotiate, compete for, solicit and execute such book roll over(s) or other book of business transfer arrangements, provided that (i) the Participant is not personally involved in such activities and (ii) the Participant does not direct such third party specifically to target business of the Travelers Group. As used herein, “Competitor” shall include any business enterprise or organization, including, without limitation, agents, brokers and producers, that engages in, owns or controls a significant interest in any entity that engages in the sale of products and/or performance of services of the type sold or performed by the Travelers Group and/or provides advice relating to such products and services.

(d)                                 Subject to the non-competition obligations in the Option Rules that apply to Participants meeting the “Retirement Rule,” at any time after the Termination Date, the Participant may otherwise compete with the Travelers Group, including but not limited to competing on an account by account or deal by deal basis, to the extent that he or she does not violate the provisions of subsection (c) above or any other contractual, statutory or common law obligations to the Travelers Group.

(e)                                  Notwithstanding anything herein to the contrary, if the Participant breaches any of the Non-Solicitation Conditions of this Section 7, then the Restricted Period (or the Enhanced Restricted Period, if applicable) will be extended until the date that is 12 months (or 24 months , in the case of a breach under Section 7(c) with respect to the restrictions applicable during the Enhanced Restricted Period) after the date of the Participant’s last breach of such Non-Solicitation Conditions.

(f)                                   The Participant agrees not to, either during or after his or her employment, use, publish, make available, or otherwise disclose, except for benefit of the Travelers Group in the course of such employment, any technical or Confidential Information (“Confidential Information”) developed by, for, or at the expense of the Travelers Group, or assigned or entrusted to the Travelers Group, unless such information is generally known outside of the Travelers Group. Confidential information includes, but is not limited to, highly sensitive non-public information such as social security numbers; medical information; internal information about the Travelers Group’s business, such as non-public financial, sales, marketing, technical and business information, including profit and loss statements, business/marketing strategy and “Trade Secrets” (as defined below); employee, client, customer, policyholder, vendor, consultant and agent information; legal advice obtained; product and system information; and any compilation of this information or employee information obtained solely through the course of employment with any member(s) of the Travelers Group. Nothing in this definition should be construed as prohibiting non-managerial employees from sharing information concerning their own wages or other terms and conditions of employment, or for purposes of otherwise pursuing their legal rights. As used herein, “Trade Secrets” shall include information relating to the Travelers Group and its affiliates that is protectable as a trade secret under applicable law, including, without limitation, and without regard to form:  technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, business and strategic plans, product plans, source code, software, unpublished patent applications, customer proposals or pricing information or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use. In addition, the Participant will keep at all times subject to the Travelers Group’s control and will deliver to or leave with the Travelers Group all written and other materials in any form or medium (including, but not limited to, print, tape, digital, computerized and electronic data, parts, tools, or equipment) containing such technical or Confidential Information upon termination of the Participant’s employment. The Participant also agrees to cooperate to remedy any unauthorized use of such information and not to violate any Travelers Group policy regarding same. The Participant agrees that all records, reports, notes, compilations, or other recorded matter, and copies or reproductions thereof, relating to the Travelers Group’s operations, activities, Confidential Information, or business, made or received by the Participant during the Participant’s employment with any member(s) of the Travelers Group are, and shall be, the property of the Travelers Group exclusively, and the Participant will keep the same at all times subject to the Travelers Group’s control and will deliver or leave with the Travelers Group the same at the termination of the Participant’s employment.

(g)                                  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7 is invalid or unenforceable, the parties agree that (i) the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, (ii) the parties shall request that the court exercise that power, and (iii) this Award Agreement shall be enforceable as so modified after the expiration of the time within which the judgment or decision may be appealed.

(h)                                 During the Restricted Period or any extension thereof, the Participant shall notify any subsequent employer of his or her obligations under this Award Agreement prior to commencing employment. During the Restricted Period or any extension thereof, the Participant will provide the Company and his or her prior manager at the Travelers Group fourteen (14) days’ advance written notice prior to becoming associated with and/or employed by any person or entity or engaging in any business of any type or form, with such notice including the identity of the prospective employer or business, the specific division (if applicable) for which the Participant will be performing services and the title or position to be assumed by the Participant. The Participant must provide a copy of such notice to the Company’s Employee Services Unit by email, facsimile or regular mail as follows:

Email:	4-ESU@travelers.com

Fax:	1.866.871.4378 (U.S. and Canada)
001.866.871.4378 (Europe)

Mail:	The Travelers Companies, Inc.
Employee Services Unit
385 Washington Street
Mail Code: 9275-SB02L
St. Paul, MN USA 55102

(i)                                     As consideration for and by accepting the Option, the Participant agrees that the Non-Solicitation Conditions and Confidentiality Conditions of this Section 7 shall supersede any non-solicitation and confidentiality covenants contained or incorporated in any prior equity award made by the Company to the Participant under The Travelers Companies, Inc. Amended and Restated 2004 Stock Incentive Plan, the Travelers Property Casualty Corp. 2002 Stock Incentive Plan, or The St. Paul Companies, Inc. Amended and Restated 1994 Stock Incentive Plan (“Prior Equity Awards”); accordingly, such Prior Equity Awards shall become subject to the terms and conditions of the Non-Solicitation Conditions and Confidentiality Conditions of this Section 7. However, these Non-Solicitation Conditions and Confidentiality Conditions shall be in addition to, and shall not supersede, any non-solicitation, non-competition, confidentiality, intellectual property or other restrictive covenants contained or incorporated in (i) any Non-Competition Agreement between any member(s) of the Travelers Group and the Participant arising out of the Participant’s service as a Management Committee member or otherwise, (ii) any employment agreement or other agreement between any member(s) of the Travelers Group and the Participant (other than such Prior Equity Awards), or (iii) any other Travelers Group plan or policy that covers the Participant (other than such Prior Equity Awards).

8.             Forfeiture of Option Awards.

(a)                                 Participant’s Agreement. The Participant expressly acknowledges that the terms of Section 7 and this Section 8 are material to this Agreement and reasonable and necessary to protect the legitimate interests of the Travelers Group, including without limitation, the Travelers Group’s Confidential Information, trade secrets, customer and supplier relationships, goodwill and loyalty, and that any violation of these Non-Solicitation Conditions or Confidentiality Conditions by the Participant would cause substantial and irreparable harm to the Travelers Group and other Participants in the Plan. The Participant further acknowledges and agrees that:

(i)                                     The receipt of the Option constitutes good, valuable and independent consideration for the Participant’s acceptance of and compliance with the provisions of the Award Agreement, including the forfeiture and repayment provision of subsection 8(b) below and the Non-Solicitation Conditions and Confidentiality Conditions of Section 7 above, and the amendment of Prior Equity Award provisions of subsection 7(i), 8(f) and Section 18, below.

(ii)                                  The Participant’s rights with respect to the Option are conditioned on his or her compliance with the POE Agreement at all times after acceptance of the POE Agreement in accordance with Sections 5 and 16 hereunder.

(iii)                               The scope, duration and activity restrictions and limitations described in this Agreement are reasonable and necessary to protect the legitimate business interests of the Travelers Group. The Participant acknowledges that all restrictions and limitations relating to the Restricted Period will apply regardless of the reason the Participant’s employment ends. The Participant further agrees that any alleged claims the Participant may have against the Travelers Group do not excuse the Participant’s obligations under this Award Agreement.

(b)                                 Forfeiture and Repayment Provisions. The Participant agrees that, prior to the Termination Date and during the Restricted Period (or the Enhanced Restricted Period, as applicable), if the Participant breaches the Non-Solicitation Conditions, the Confidentiality Conditions and/or the POE Agreement, in addition to all rights and remedies available to the Travelers Group at law and in equity (including without limitation those set forth in the Option Rules for involuntary termination), the Participant will immediately forfeit any portion of the Option under this Award Agreement that has not otherwise been previously forfeited under the Award Rules in Exhibit A and that has not yet been paid, exercised, settled or vested. The Company may also require repayment from the Participant of any and all compensatory value that the Participant received for the last twelve (12) months of his or her employment and through the end of the Restricted Period (or the Enhanced Restricted Period, as applicable) from this Option or any Prior Equity Awards (including without limitation the gross amount of any Common Stock distribution or cash payment made to the Participant upon the vesting, distribution, exercise, or settlement of any such awards and/or any consideration in excess of such gross amounts received by the Participant upon the sale or transfer of the Common Stock acquired through vesting, distribution, exercise, or settlement of any such awards). The Participant will promptly pay the full amount due upon demand by the Company, in the form of cash or shares of Common Stock at current Fair Market Value.

(c)                                  No Limitation on the Travelers Group’s Rights or Remedies. The Participant acknowledges and agrees that the forfeiture and repayment remedies under subsection 8(b) are non-exclusive remedies and shall not limit or modify the Travelers Group’s other rights and remedies to obtain other monetary, equitable or injunctive relief as a result of breach of, or in order to enforce, the terms and conditions of this Agreement or with respect to any other covenants or agreements between the Travelers Group and the Participant or the Participant’s obligations under applicable law.

(d)                                 Option Rules. The Option Rules provide a right to payment, subject to certain conditions, following the Participant’s Termination Date if the Participant meets the Retirement Rule which, among other conditions, may require that the Participant not engage in any activities that compete with the business operations of the Travelers Group through the settlement or exercise date of the Option (such non-compete condition may extend beyond the Restricted Period). The remedies for a violation of such non-compete conditions are specified in the Option Rules and are in addition to any remedies of the Travelers Group under this Section 8.

(e)                                  Severability. If any court determines that any of the terms and conditions of Section 7 or this Section 8 are invalid or unenforceable, the remainder of the terms and conditions shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the terms and conditions are unenforceable because of the duration of such terms and conditions or the area covered thereby, such court shall have the power to reduce the duration or area of such terms and conditions and, in their reduced form, the terms and conditions shall then be enforceable and shall be enforced.

(f)                                   Awards Subject to Recoupment. Except to the extent prohibited by law, this Option and any outstanding Prior Equity Award may be forfeited, and the compensatory value received under such awards (including without limitation the gross amount of any Common Stock distribution or cash payment made to the Participant upon the vesting, distribution, exercise or settlement of such awards, or consideration in excess of such gross amounts received by the Participant upon the sale or transfer of the Common Stock acquired through vesting, distribution, exercise or settlement of such awards) may be subject to recoupment by the Company, in accordance with the Company’s executive compensation recoupment policy and other policies in effect from time to time with respect to forfeiture and recoupment of bonus payments, retention awards, cash or stock-based incentive compensation or awards, or similar forms of compensation, and the terms of any such policy, while it is in effect, are incorporated herein by reference. As consideration for and by accepting the Award Agreement, the Participant agrees that all the remedy and recoupment provisions of this Section 8 shall apply to any Prior Equity Award made by the Company to the Participant, shall be in addition to and shall not supersede any other remedies contained or referenced in any such Prior Equity Award, and, accordingly, such Prior Equity Award shall become subject to both those other remedies and the terms and conditions of this Section 8.

(g)                                  Survival of Provisions. The agreements, covenants, obligations, and provisions contained in Section 7 and this Section 8 shall survive the Participant’s Termination Date and the expiration of this Award Agreement, and shall be fully enforceable thereafter.

9.             Consent to Electronic Delivery. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company desires or may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other agreements, forms and communications) in connection with this and any other prior or future incentive award or program made or offered by the Company or its predecessors or successors. Electronic delivery of a document to the Participant may be via a Company e-mail system or by reference to a location on a Company intranet site to which the Participant has access.

10.          Administration. The Company’s Compensation Committee or its designee administers the Plan and this Award Agreement and has the authority to interpret any ambiguous or inconsistent terms in its sole discretion. The Participant’s rights under this Award Agreement are expressly subject to the terms and conditions of the Plan and to any guidelines the Compensation Committee or its designee adopts from time to time. The interpretation and construction by the Compensation Committee or its designee of the Plan and this Award Agreement, and such rules and regulations as the Compensation Committee or its designee may adopt for purposes of administering the Plan and this Award Agreement, will be final and binding upon the Participant.

11.          Entire Agreement/Amendment/Survival/Assignment. The terms, conditions and restrictions set forth in the Plan and this Award Agreement constitute the entire understanding between the parties hereto regarding the Option and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof. This Award Agreement may be amended by a subsequent writing (including e-mail or electronic form) agreed to between the Company and the Participant. Section headings herein are for convenience only and have no effect on the interpretation of this Award Agreement. The provisions of the Award Agreement that are intended to survive the Termination Date of a Participant, specifically including Sections 7 and 8 hereof, shall survive such date. The Company may assign this Award Agreement and its rights and obligations hereunder to any current or future member of the Travelers Group.

12.          No Right to Employment. The Participant agrees that nothing in this Award Agreement constitutes a contract of employment with the Travelers Group for a fixed duration of time. The employment relationship is “at will,” which affords the Participant or the Travelers Group the right to terminate the relationship at any time for any reason or no reason not otherwise prohibited by applicable law. The Travelers Group retains the right to decrease the Participant’s compensation and/or benefits, transfer or demote the Participant or otherwise change the terms or conditions of the Participant’s employment with the Travelers Group. The Option granted hereunder will not form part of the Participant’s regular employment compensation and will not be considered in calculating any statutory benefits or severance pay due to the Participant.

13.          No Limitation on the Company’s Rights. The Participant agrees that nothing in this Award Agreement shall in any way affect the Company’s right or power to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

14.          Transfer Restrictions. The Participant may not sell, assign, transfer, pledge, encumber or otherwise alienate, hypothecate or dispose of the Option or his or her right under the Option to receive shares of Common Stock, except as otherwise provided in the Prospectus.

15.          Conflict. In the event of a conflict between the Plan and the Award Agreement the Plan terms shall govern.

16.          Acceptance and Agreement by the Participant; Forfeiture upon Failure to Accept. By accepting this Option, the Participant agrees to be bound by the terms, conditions, and restrictions set forth in the Plan, this Award Agreement, and the Travelers Group’s policies, as in effect from time to time, relating to the Plan. The Participant’s rights under the Option will lapse ninety (90) days from the Grant Date, and the Option will be forfeited on such date if the Participant does not accept the Award Agreement by such date. For the avoidance of doubt, the Participant’s failure to accept the Award Agreement shall not affect his or her continuing obligations under any other agreement between any member(s) of the Travelers Group and the Participant.

17.          Waiver; Cumulative Rights. The Company’s failure or delay to require performance by the Participant of any provision of this Award Agreement will not affect its right to require performance of such provision unless and until the Company has waived such performance in writing. Each right under this Award Agreement is cumulative and may be exercised in part or in whole from time to time.

18.          Governing Law and Forum for Disputes. The Award Agreement shall be legally binding and shall be executed and construed and its provisions enforced and administered in accordance with the laws of the State of Minnesota. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Agreement will be exclusively in the courts in the State of Minnesota, City and County of St. Paul, including the Federal Courts located therein (should Federal jurisdiction exist). The parties consent to and submit to the personal jurisdiction and venue of courts of Minnesota and irrevocably waive any claim or argument that the courts in Minnesota are an inconvenient forum. The Participant agrees to accept service of any court filings and process by delivery to his or her most current home address on record with the Travelers Group via first class mail or other nationally recognized overnight delivery provider, or by any third party regularly engaged in the service of process.  As consideration for and by accepting the Option, the Participant agrees that the Governing Law and Forum for Disputes provision of this Section 18 shall supersede any governing law, forum or similar provisions contained or referenced in any Prior Equity Award made by the Company to the Participant, and, accordingly, such Prior Equity Award shall become subject to the terms and conditions of the Governing Law and Forum for Disputes provisions of this Section 18.

19.          Personal Data. The Participant understands that the Company and other members of the Travelers Group hold certain personal information about the Participant, which may include, without limitation, information such as his or her name, home address, telephone number, gender, date of birth, salary, nationality, job title, social insurance number or other such tax identity number and details of all awards or other entitlement to shares of common stock awarded, cancelled, exercised, vested, unvested or outstanding in his or her favor (“Personal Data”).

The Participant understands that in order for the Company to process the Participant’s Option and maintain a record of Options under the Plan, the Company shall collect, use, transfer and disclose Personal Data within the Travelers Group electronically or otherwise, as necessary for the implementation and administration of the Plan including, in the case of a social insurance number, for income reporting purposes as required by law. The Participant further understands that the Company may transfer Personal Data, electronically or otherwise, to third parties, including but not limited to such third parties as outside tax, accounting, technical and legal consultants when such third parties are assisting the Company or other members of the Travelers Group in the implementation and administration of the Plan. The Participant understands that such recipients may be located within the jurisdiction of residence of the Participant, or within the United States or elsewhere and are subject to the legal requirements in those jurisdictions applicable to those organizations, for example, lawful requirements to disclose personal information such as the Personal Data to government authorities in those countries. The Participant understands that the employees of the Travelers Group and third parties performing work related to the implementation and administration of the Plan shall have access to the Personal Data as is necessary to fulfill their duties related to the implementation and administration of the Plan. By accepting the Option, the Participant consents, to the fullest extent permitted by law, to the collection, use, transfer and disclosure, electronically or otherwise, of his or her Personal Data by or to such entities for such purposes and the Participant accepts that this may involve the transfer of Personal Data to a country which may not have the same level of data protection law as the country in which this Award Agreement is executed. The Participant confirms that if the Participant has provided or, in the future, will provide Personal Data concerning third parties including beneficiaries, the Participant has the consent of such third party to provide their Personal Data to the Travelers Group for the same purposes.

The Participant understands that he or she may, at any time, request to review the Personal Data and require any necessary amendments to it by contacting the Company in writing. Additionally, the Participant may always elect to forgo participation in the Plan or any other award program.

EXHIBIT A

OPTION RULES
TO TRAVELERS’ STOCK OPTION GRANT NOTIFICATION AND AGREEMENT

When you leave the Travelers Group

References to “you” or “your” are to the Participant. “Termination Date” is defined in Section 7(a) of the Award Agreement and means the date of the termination of your employment with the Travelers Group (whether voluntary or involuntary) as reflected on the books and records of the Travelers Group.

If you terminate your employment or if there is a break in your employment, your Option may be cancelled before the end of the vesting period and the vesting and exercisability of your Option may be affected.

The provisions in the chart below apply to Options granted under the Plan. Depending upon your employment jurisdiction upon the Grant Date, special rules may apply for vesting, payment, exercise and exercisability of your Option in cases of termination of employment if you satisfy certain age and years of service requirements (“Retirement Rule”), as set forth in “Retirement Rule” below. Participants based in countries outside the United States on the Grant Date should refer to Exhibit B for special rules that apply. For the avoidance of doubt, the applicable vesting terms for your Option pursuant to Exhibits A and B shall be based on your employment jurisdiction on the Grant Date.

If any Option exercisability period set forth in the chart below or under “Retirement Rule” below would otherwise expire during an Option Exercise Suspension, the Option shall remain exercisable for a period of 30 days after the Option Exercise Suspension (as defined in Section 4 of the Award Agreement) is lifted by the Company (but no later than the original option expiration date, which is the tenth (10th) anniversary of the Grant Date).

If You:	Here’s What Happens to Your Options:

Terminate employment or your employment is terminated by the Travelers Group for any reason other than due to death or disability (but you do not meet the Retirement Rule)

Vesting stops and unvested options are cancelled effective on the Termination Date. You may exercise your vested options for up to 90 days after the Termination Date but no later than the original option expiration date; provided, however, that if your employment is terminated for cause or gross misconduct (as determined by the Committee or its designee in its sole discretion) you may not exercise vested options at any time after the Termination Date.

Become disabled (as defined under the Travelers Group’s applicable long-term disability plan)

Options continue to vest on schedule through an approved disability leave (which includes approximately 13 weeks of short-term disability and 9 months of long-term disability). Upon the Termination Date after your disability leave period ends (which occurs 9 months after your transition to long-term disability or your transition to unpaid leave if you do not have long-term disability coverage under the long-term disability component of the Travelers disability program), your unvested options will vest immediately, and you may exercise options for up to one year from the Termination Date, but no later than the original option expiration date.

Take an approved personal leave of absence approved by the Travelers Group under its Personal Leave Policy, if applicable

For the first three months of an approved personal leave, vesting continues. If the approved leave exceeds three months, vesting is suspended until you return to work with the Travelers Group and remain actively employed for 30 calendar days, after which time vesting will be restored retroactively. Vested options may be exercised during approved leave, but no later than the original option expiration date. If you terminate employment for any reason during the first year of an approved leave, the termination of employment provisions will apply. If the leave exceeds one year, all options will be cancelled immediately.

Are on an approved family leave, medical leave, dependent care leave, military leave, or other statutory leave of absence or notice leave (including, without limitation, “garden leave”)	Options will continue to vest on schedule, and you may exercise vested options during the leave but no later than the original option expiration date.

Die while employed or following employment while your option is still outstanding	Options fully vest upon death. Your estate may exercise options for up to one year from the date of death but no later than the original option expiration date.

Retirement Rule

If, as of your Termination Date, you are at least (i) age 65, (ii) age 62 with one or more full years of service, or (iii) age 55 with 10 or more full years of service, then you meet the “Retirement Rule.”

The Retirement Rule does not apply if you were involuntarily terminated for gross misconduct or for cause (as determined by the Committee or its designee in its sole discretion). If you retire and do not meet the Retirement Rule, you will be considered to have resigned.

If You:

Meet the Retirement Rule (subject to Exhibit B if applicable)

Unvested options fully vest on the Termination Date. Vested options may be exercised for up to three years from the Termination Date, but no later than the original option expiration date, provided that you do not engage in any activities that compete with the business operations of the Travelers Group (as determined by the Committee or its designee in its sole discretion), including, but not limited to, working for another insurance company engaged in the property casualty insurance business as either an employee or independent contractor. You are not subject to this non-compete provision if you are terminated involuntarily, but you remain subject to Sections 7 and 8 of the Award Agreement, and the POE Agreement.

When you exercise any options subject to the Retirement Rule, your exercise will represent and constitute your certification to the Company that you have not engaged in any activities that compete with the business operations of the Travelers Group since your Termination Date. You may be required to provide the Company with other evidence of your compliance with the Retirement Rule as the Company may require.

EXHIBIT B

Special Rules Applicable to Participants Based in Non-U.S. Jurisdictions

Terms and Conditions

This Exhibit B includes additional and/or alternative terms and conditions that govern the Award granted to the Participant under The Travelers Companies, Inc. Amended and Restated 2004 Stock Incentive Plan (the “Plan”) if the Participant is employed in one of the countries listed below on the Grant Date. Capitalized terms used but not defined in this Exhibit B are defined in the Plan and/or Award Agreement and have the meanings set forth therein. To the extent that this Exhibit B is applicable to the Participant (based on the Participant’s place of employment on the Grant Date), the provisions set forth in this Exhibit B will apply to the Participant and will supersede the corresponding provisions set forth in the Award Agreement with respect to the Participant.

Notifications

This Exhibit B also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2014. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant should not rely on the information noted in this Exhibit B as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date by the time the Participant’s Option hereunder is exercised.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.

Finally, the Participant understands that if he or she is a citizen or resident of a country other than the one in which the Participant is currently working, transfers employment after the Grant Date, or is considered a resident of another country for local law purposes, the information contained herein may not apply to the Participant, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.

*   *   *

Canada

•                  References in the Award Agreement and Exhibit A thereto to the POE Agreement (and related obligations thereunder) will not apply to the Participant.

•                  Section 12 of the Award Agreement shall be revised to read as follows:

12.          No Right to Employment. The Participant agrees that nothing in this Award Agreement constitutes a contract of employment with the Travelers Group. Nothing contained herein shall be deemed to give the Participant the right to be retained in the service of the Travelers Group or to interfere with the right of the Travelers Group to terminate the employment of the Participant at any time.

India

•                  References in the Award Agreement and Exhibit A thereto to the POE Agreement (and related obligations thereunder) will not apply to the Participant.

•                  To the extent that the Company elects to enforce the forfeiture and repayment provisions under Section 8(b) of the Award Agreement by re-acquiring shares of Common Stock held by the Participant, the Company will pay nominal consideration, as determined at the discretion of the Company, for such shares and/or obtain approval from the Reserve Bank of India, to the extent required under applicable law.

•                  Section 18 of the Award Agreement shall be revised to read as follows:

18           Governing Law and Forum for Disputes. The Award Agreement shall be legally binding and shall be executed and construed and its provisions enforced and administered in accordance with the laws of the State of Minnesota. Any dispute, claim or controversy arising under, out of, or in connection with or in relation to this Award Agreement or the Plan, or any breach, termination or validity thereof, shall be finally determined and adjudicated through arbitration by a sole arbitrator located in Mumbai, India. The arbitration proceedings shall be conducted in accordance with the SIAC Rules in effect at the time of arbitration, and judgment upon the award may be entered in any court having jurisdiction thereof or having jurisdiction over the parties or their assets. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable. To the extent permitted by law, the arbitrator’s fees and expenses will be borne equally by each party. In the event that an action is brought to enforce the provisions of this Award Agreement or the Plan pursuant to this Section 18, each party shall pay its own attorneys’ fees and expenses regardless of whether there is a prevailing party in the opinion of the arbitrator deciding such action or the court in which any such arbitration award is entered. Without prejudice to the rights of the Company under this Section, if the Participant breaches, or proposes to breach the provisions of this Award Agreement or Plan, the Company and the Travelers Group shall be entitled, in addition to all other remedies such party may have, to a temporary, preliminary or permanent injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the non-breaching party from any court having competent jurisdiction over either party.

Republic of Ireland

•                  References in the Award Agreement and Exhibit A thereto to the POE Agreement (and related obligations thereunder) will not apply to the Participant.

•                  Section 12 of the Award Agreement shall be revised to read as follows:

12.          No Right to Employment. The Participant agrees that nothing in this Award Agreement constitutes a contract of employment with the Travelers Group for a definite period of time. The Travelers Group retains the right to decrease the Participant’s compensation and/or benefits, transfer or demote the Participant or otherwise change the terms or conditions of the Participant’s employment with the Travelers Group, subject to applicable Irish law and the terms of the Participant’s employment contract.

•                  Section 18 of the Award Agreement shall be revised to provide that the venue for any disputes related to the Award Agreement shall be in a court of law based in the Republic of Ireland. In all other respects, the regular provisions set forth in Section 18 of the Award Agreement (including with respect to Minnesota governing law) shall apply.

•                  Further to the provisions as set out in Section 19 of the Award Agreement, the Travelers Group agrees that it will comply with the provisions of the Data Protection Act 1988 together with the Data Protection (Amendment) Act 2003 (collectively, the “Irish DPA Act”). The Participant consents to the Company, the Travelers Group and any other third parties as described in Section 19 processing and transferring their personal data (as defined in the Irish DPA Act), outside of the European Economic Area even where the country or territory in question does not maintain adequate data protection standards.

•                  The provisions in the Exhibit A related to the Retirement Rule shall be inapplicable to the Participant. Accordingly, upon the Participant’s termination of employment for any reason other than due to death or Disability (regardless of whether the Participant meets the Retirement Rule), vesting of the Option will cease and all unvested portions of the Option will be cancelled effective on the Termination Date and you will be permitted to exercise your vested options for up to 90 days after the Termination Date but no later than the original Option expiration date.

Great Britain and Northern Ireland

•                  References in the Award Agreement and Exhibit A thereto to the POE Agreement (and related obligations) will not apply to the Participant.

•                  The restrictions under Section 7(b) of the Award Agreement related to non-solicitation of employees shall only apply with respect to employees with whom the Participant had material dealings during the 12 months preceding the date of the Participant’s termination of employment with the Travelers Group, and such restrictions shall not apply with respect to any secretarial or administrative assistant employees of the Travelers Group.

•                  The “Enhanced Restricted Period” defined under Section 7(c) of the Award Agreement shall be limited to 12 months following the Termination Date (i.e., the same duration as the normal Restricted Period). Additionally, under Section 7(c) of the Award Agreement:

(i)            the restrictions relating to recruiting or solicitation of, interference with, attempting to influence or otherwise affecting any client, customer, policyholder or agent of the Travelers Group shall be limited to such clients, customers, policyholders or agents with which the Participant had material dealings within the 12 months preceding the Termination Date; and

(ii)           the references to “business” (aside from references to “book of business”) shall be limited to business activities with which the Participant was materially involved during the 12 months preceding the Termination Date.

•                  Section 12 of the Award Agreement shall be replaced with the following:

12.          No Right to Employment. The Participant agrees that nothing in this Award Agreement constitutes a contract of employment or guarantees employment with any member of the Travelers Group for a fixed duration of time. Each member of the Travelers Group retains the right to decrease the Participant’s compensation and/or benefits, transfer or demote the Participant or otherwise change the terms or conditions of the Participant’s employment with the Travelers Group, subject to applicable law and the terms of the Participant’s employment contract. Upon termination of the Participant’s employment (for whatever reason) the Participant will have no rights as a result of this Award Agreement or any alleged breach of this Award Agreement or otherwise to any compensation under or in respect of any shares, share options, restricted stock units, long-term incentive plans or any other profit sharing scheme in which the Participant may participate or have received grants or allocations on or before the date on which the Participant’s employment terminates. Any rights which the Participant may have under such schemes will be exclusively governed by the rules of such schemes from time to time.

•                  Section 18 of the Award Agreement shall be revised to provide that the venue for any disputes related to the Award Agreement shall be in the Courts of England and Wales. In all other respects, the regular provisions set forth in Section 18 of the Award Agreement (including with respect to Minnesota governing law) shall apply.

•                  Further to the provisions as set out in Section 19 of the Award Agreement, the Travelers Group agrees that it will comply with the provisions of the Data Protection Act 1998 (the “Act”). The Participant consents to the Company, the Travelers Group and any other third parties as described in Section 19 processing and transferring their personal data (as defined in the Act), outside of the European Economic Area even where the country or territory in question does not maintain adequate data protection standards.

•                  In the event a Participant becomes disabled the language under “Here’s What Happens to Your Award” in Exhibit A shall be replaced with the following:

Options continue to vest on schedule through an approved disability leave.  If you are disabled for 12 continuous months, your unvested Options will vest immediately, and you may exercise Options for up to one year from your Termination Date, but no later than the original Option expiry date.  You are considered “disabled” if you are disabled for employment purposes and will be presumed disabled if you qualify for a long-term disability benefit.

•                  The provisions in Exhibit A related to the Retirement Rule shall be inapplicable to the Participant. Accordingly, upon the Participant’s termination of employment for any reason other than due to death or Disability (regardless of whether the Participant meets the Retirement Rule), vesting of the Option will cease and all unvested portions of the Options will be cancelled effective on the Termination Date and you will be permitted to exercise your vested options for up to 90 days after the Termination Date but no later than the original Option expiration date.